Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

•                 Fourth quarter:

o               Net income of $40.9 million or $0.77 per share

o               Net sales of $611.8 million

o               Free cash flow of $61.3 million

•                 Full year:

o               Adjusted operating income increased 15%

o               Net income up 21%

o               Record adjusted EBITDA of $405.6 million

WYOMISSING, Pa., July 30, 2013 – Carpenter Technology Corporation (NYSE:CRS) today reported net income of $40.9 million or $0.77 per diluted share for the quarter ended June 30, 2013 compared to $40.8 million or $0.77 per share in the prior year fourth quarter. Last year’s quarter included $0.11 per share of Latrobe acquisition related costs resulting in $0.88 per share on an adjusted basis.

Financial Highlights

($ in millions)	Q4	Q4	Q3	YTD	YTD
	FY2013	FY2012	FY2013	FY2013	FY2012
Net Sales	$611.8	$643.7	$581.4	$2,271.7	$2,028.7
Net Sales Excluding Surcharge (a)	$496.6	$506.7	$471.2	$1,839.3	$1,569.6
Operating Income	$65.4	$66.5	$53.0	$232.7	$210.1
Net Income Attributable to Carpenter	$40.9	$40.8	$32.9	$146.1	$121.2
Free Cash Flow (a)	$61.3	$37.1	$(66.4)	$(159.3)	$(58.8)
Adjusted EBITDA (a)	$109.5	$103.7	$96.4	$405.6	$336.0

(a) non-GAAP financial measure explained in the attached tables

“We finished the fiscal year with a solid fourth quarter in a challenging environment,” said William A. Wulfsohn, President and Chief Executive Officer.  “Our intense focus on continuous improvement allowed us to offset SAO variable production inflation on a cost per ton basis for the fourth consecutive year.  Also,  a great team effort in the continued integration of the Latrobe operation, which exceeded our targeted deal synergies by almost two times, helped contribute to the quarterly performance.

“In fiscal 2013 we took actions to further strengthen the foundation of Carpenter to better support future growth.  We made significant investments that should enable us to grow profitably and, in the recently completed quarter,  took steps to better align our cost structure with current market conditions which included a 3 percent reduction in our salaried workforce.  Additionally, we enhanced our liquidity by driving positive free cash flow in the quarter and by expanding our revolving credit facility from $350 million to $500 million.  We also improved our pension funded status and thus anticipate that only minimal contributions to our pension plans will be required over the next few years.

“We enter fiscal 2014 optimistic about the year, although shorter lead times and low nickel prices provide less visibility about underlying demand,” Wulfsohn said.  “We do anticipate that our first quarter will experience a seasonal earnings decline similar to last year.  Additionally, our first quarter will be impacted by a planned major outage and continued supply chain adjustments.  However, we have seen an increase in order activity and expect to see demand improvement in our business as the year progresses.”

Net Sales and Operating Income

Net sales, excluding surcharge, increased by $25.4 million or 5 percent from the third quarter of fiscal year 2013.  The higher sales were primarily driven by increased shipments of nickel-based alloy materials used in aerospace engines and other aerospace applications.  Additionally, continued market penetration of nickel based alloys used in completion equipment for the oil and gas market added to the sales increase.

In aggregate, year-over-year sales declined by $10.1 million or 2 percent.   The lower level of sales was partly attributable to a reduction in demand from economically sensitive markets.  In particular, sales to the transportation, industrial and consumer markets declined $8.2 million or 6 percent.  Additionally, sales to the medical market declined by $7.7 million, or 23 percent, primarily due to supply chain adjustments.

Operating income, excluding pension earnings, interest, and deferrals (EID) increased by $12.4 million or 20 percent from the sequential quarter.  In addition to higher shipments, operating income reflected above plan synergies that were achieved from the Latrobe integration and improved manufacturing efficiencies at our Specialty Alloys manufacturing operations.

Operating income excluding pension EID increased $2.6 million or 4 percent from the fourth quarter a year ago.  The quarter a year ago included acquisition related expenses of $8.7 million for inventory fair value adjustments.  The quarter a year ago benefitted from robust demand from the consumer, industrial and transportation markets and higher operating income from the Precision Engineered Products segment.

Cash Flow

Cash flow from operations was $183.5 million which was used to finance $113.4 million of capital spending, largely related to the Athens facility construction.  Free cash flow was $61.3 million in the current quarter driven by strong earnings and inventory management.

Free cash flow also reflected a required cash pension contribution of $1.6 million.   The Company decided not to make additional discretionary contributions to the pension plan in the fourth quarter in light of a rise in interest rates which drove the improvement in the plan’s funded status.

Total liquidity, including cash and available revolver balance, increased to $750.3 million at the end of the fourth quarter.  The ending cash balance of $257.5 million was $46.5 million higher than the prior year end, and the revolver capacity was increased from $350 million to $500 million.

End Markets:

	Q4 FY13 Sales* Ex. Surcharge $ in Millions	Q4 FY13 Vs. Q4 FY12	Q4 FY13 Vs. Q3 FY13
Aerospace and Defense	227.9	4%	6%
Energy	81.5	0%	15%
Medical	26.4	-23%	4%
Transportation	27.9	-10%	-2%
Industrial and Consumer	97.3	-5%	0%

* excludes distribution sales

Aerospace and Defense

•                 Commercial aerospace build rates remain strong; outlook positive

•                 Shorter lead times allowing distributors to delay purchases to take advantage of falling nickel prices

•                 Demand growth for proprietary materials for structural applications

 Energy

•                 Growth in ultra-premium materials for Oil & Gas completions due primarily to share gain

•                 Drilling alloys impacted by destocking and low growth in North American rig count

•                 Gas turbine orders remain sluggish

Medical

•                 Supply chain inventory adjustments impacted the fourth quarter

•                 Expect modest resumption of demand as OEM inventories reach low levels

Transportation

•                 Demand for North American auto offset by continued weakness in Europe and for heavy duty equipment

•                 Demand growth for materials used in new fuel delivery systems offset by softer demand for materials used in valves, exhaust and other automotive components

Industrial and Consumer

•                 Strong demand for materials used in sporting goods and fittings applications more than offset by reduced demand for industrial valve materials

•                 Softer demand within distribution channels

Special Items in the Quarter

There were two offsetting special items in the quarter that resulted in no impact to reported earnings per share.  The first item was restructuring charges related primarily to the  reduction in salaried workforce.  The second item was the tax impact associated with the change in assumption regarding discretionary pension contributions.

	Expense	Income
	before	Tax	Net	Impact Per
	Income	Expense	Expense	Diluted
(in millions)	Taxes	(Benefit)	(Benefit)	Share

Restructuring related costs	$3.3	$(1.2)	$2.1	$0.04
Income tax impact of change in assumption regarding discretionary pension contributions	-	(2.3)	(2.3)	(0.04)

Total impact of special items	$3.3	$(3.5)	$(0.2)	$-

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call and Webcast Presentation

Carpenter will host a conference call and webcast presentation today, July 30, at 10:00 a.m., EDT, to discuss financial results and operations for the fiscal fourth quarter. Please call 610-208-2097 for details of the conference call. Access to the call and presentation will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com. The presentation materials used during this conference call will be available for viewing and download at 8:30 a.m. today at http://www.cartech.com.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, and alloy and tool steels. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2012, the 10-Q for the quarters ending September 30, 2012, December 31, 2012 and March 31, 2013 and the exhibits attached to those filings. They include but are not limited to: (1) expectations with respect to the synergies, costs and other anticipated financial impacts of the Latrobe acquisition transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; (3) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (4) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (5) domestic and foreign excess manufacturing capacity for certain metals; (6) fluctuations in currency exchange rates; (7) the degree of success of government trade actions; (8) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (9) possible labor disputes or work stoppages; (10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (11) the ability to successfully acquire and integrate acquisitions, including the Latrobe acquisition; (12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (14) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (15) Carpenter’s future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

# # #

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2013	2012	2013	2012

NET SALES	$611.8	$643.7	$2,271.7	$2,028.7
Cost of sales	491.3	523.1	1,838.2	1,637.7
Gross profit	120.5	120.6	433.5	391.0

Selling, general and administrative expenses	55.1	54.1	200.8	169.2
Acquisition-related costs	-	-	-	11.7
Operating income	65.4	66.5	232.7	210.1

Interest expense	(6.3)	(5.4)	(21.0)	(23.8)
Other (expense) income, net	(0.1)	0.9	5.1	2.3

Income before income taxes	59.0	62.0	216.8	188.6
Income tax expense	18.1	21.0	70.3	67.0

Net income	40.9	41.0	146.5	121.6

Less: Net income attributable to noncontrolling interest	-	0.2	0.4	0.4

NET INCOME ATTRIBUTABLE TO CARPENTER	$40.9	$40.8	$146.1	$121.2

EARNINGS PER SHARE:
Basic	$0.77	$0.77	$2.75	$2.55
Diluted	$0.77	$0.77	$2.73	$2.53

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52.9	52.6	52.9	47.1
Diluted	53.5	53.3	53.4	47.8

Cash dividends per common share	$0.18	$0.18	$0.72	$0.72

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Year Ended
	June 30,

	2013	2012

OPERATING ACTIVITIES:
Net income	$146.5	$121.6
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	104.1	83.8
Deferred income taxes	9.4	36.8
Net pension expense	68.8	42.1
Net loss on disposal of property and equipment	2.2	2.0
Changes in working capital and other:
Accounts receivable	12.6	(31.1)
Inventories	(14.9)	(77.3)
Other current assets	11.5	1.6
Accounts payable	16.4	10.2
Accrued liabilities	9.9	20.1
Pension plan contributions	(144.9)	(30.0)
Boarhead Farms settlement	-	(21.8)
Other, net	(6.4)	2.3
Net cash provided from operating activities	215.2	160.3
INVESTING ACTIVITIES:
Purchases of property, equipment and software	(336.9)	(171.9)
Proceeds from disposals of property and equipment	1.2	1.2
Acquisition of business, net of cash acquired	-	(12.9)
Capital contributions to equity method investment	-	(1.8)
Proceeds from sale of equity method investment	7.9	-
Proceeds from sales and maturities of marketable securities	0.1	30.5
Net cash used for investing activities	(327.7)	(154.9)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of offering costs	297.0	-
Payments on long-term debt assumed in connection with acquisition of business	-	(153.7)
Payments on long-term debt	(101.0)	(100.0)
Dividends paid	(38.3)	(33.7)
Purchase of subsidiary shares from noncontrolling interest	(8.4)	-
Tax benefits on share-based compensation	3.9	2.2
Proceeds from stock options exercised	2.3	1.8
Net cash provided from (used for) financing activities	155.5	(283.4)
Effect of exchange rate changes on cash and cash equivalents	3.5	(3.5)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	46.5	(281.5)
Cash and cash equivalents at beginning of period	211.0	492.5
Cash and cash equivalents at end of period	$257.5	$211.0

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	June 30,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$257.5	$211.0
Accounts receivable, net	342.0	354.2
Inventories	659.2	642.0
Deferred income taxes	2.7	10.6
Other current assets	20.1	31.9
Total current assets	1,281.5	1,249.7

Property, plant and equipment, net	1,168.4	924.6
Goodwill	257.7	260.5
Other intangibles, net	95.0	109.9
Other assets	80.3	83.1
Total assets	$2,882.9	$2,627.8

LIABILITIES
Current liabilities:
Accounts payable	$252.7	$236.1
Accrued liabilities	168.5	217.1
Current portion of long-term debt	-	101.0
Total current liabilities	421.2	554.2

Long-term debt, net of current portion	604.2	305.9
Accrued pension liabilities	246.9	377.3
Accrued postretirement benefits	151.2	179.8
Deferred income taxes	73.3	31.4
Other liabilities	83.0	66.1
Total liabilities	1,579.8	1,514.7

STOCKHOLDERS’ EQUITY
Carpenter stockholders’ equity:
Common stock	274.6	274.0
Capital in excess of par value	254.4	252.7
Reinvested earnings	1,217.3	1,109.6
Common stock in treasury, at cost	(107.5)	(120.0)
Accumulated other comprehensive loss	(335.7)	(412.5)
Total Carpenter stockholders’ equity	1,303.1	1,103.8
Noncontrolling interest	-	9.3
Total equity	1,303.1	1,113.1
Total liabilities and equity	$2,882.9	$2,627.8

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2013	2012	2013	2012
Pounds sold* (000):
Specialty Alloys Operations	57,260	60,720	205,246	207,560
Latrobe	17,614	17,124	66,132	23,118
Performance Engineered Products	3,502	3,840	13,452	14,182
Intersegment	(3,016)	(5,656)	(11,106)	(9,328)

Consolidated pounds sold	75,360	76,028	273,724	235,532

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$323.0	$324.5	$1,170.6	$1,126.8
Surcharge	101.6	119.9	376.8	439.8

Specialty Alloys Operations net sales	424.6	444.4	1,547.4	1,566.6

Latrobe
Net sales excluding surcharge	112.2	111.0	433.9	175.9
Surcharge	13.7	18.7	57.3	24.9

Latrobe net sales	125.9	129.7	491.2	200.8

Performance Engineered Products
Net sales excluding surcharge	95.8	107.1	374.3	360.8
Surcharge	1.0	1.3	4.5	4.9

Performance Engineered Products net sales	96.8	108.4	378.8	365.7

Intersegment
Net sales excluding surcharge	(34.4)	(35.9)	(139.5)	(93.9)
Surcharge	(1.1)	(2.9)	(6.2)	(10.5)

Intersegment net sales	(35.5)	(38.8)	(145.7)	(104.4)

Consolidated net sales	$611.8	$643.7	$2,271.7	$2,028.7

Operating income:
Specialty Alloys Operations	$66.0	$65.5	$218.9	$229.4
Latrobe	17.2	7.6	58.3	11.0
Performance Engineered Products	6.1	11.3	36.5	44.1
Corporate costs (including acquisition-related costs)	(16.4)	(11.9)	(47.7)	(53.2)
Pension earnings, interest & deferrals	(8.0)	(4.3)	(31.9)	(15.3)
Intersegment	0.5	(1.7)	(1.4)	(5.9)

Consolidated operating income	$65.4	$66.5	$232.7	$210.1

The Company has three reportable segments, Specialty Alloys Operations (“SAO”), Latrobe, and Performance Engineered Products (“PEP”). During the first quarter of fiscal year 2013, the Company moved the Specialty Steel Supply business acquired in connection with the Latrobe Acquisition from the Latrobe segment to the Performance Engineered Products segment.

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations.  This includes operations performed at mills primarily in Reading, Pennsylvania and the surrounding area, South Carolina, and the new premium products manufacturing facility being built in Limestone County, Alabama.

The Latrobe segment is comprised of the operations of the Latrobe business acquired effective February 29, 2012 (the “Latrobe Acquisition”). The Latrobe segment provides management with the focus and visibility into the business performance of these newly acquired operations.  The Latrobe segment also includes the results of Carpenter’s distribution business in Mexico, which is being managed together with the Latrobe’s distribution business.  In fiscal year 2014 the Company plans to report Latrobe Manufacturing in the SAO Segment while the Latrobe Distribution business will be reported in the PEP Segment.

The PEP segment is comprised of Carpenter’s differentiated operations.  This includes Dynamet titanium business, the Carpenter Powder Products (CPP) business, the Amega West business and the Specialty Steel Supply distribution business that was acquired in connection with the Latrobe Acquisition. The businesses in the PEP segment are managed with an entrepreneurial structure to promote speed and flexibility and drive overall revenue and profit growth.  The pounds sold data above for the PEP segment includes only the Dynamet and CPP businesses.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments.  The residual net pension expense, or pension earning, interest and deferrals (pension EID), is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

* Pounds sold excludes sales associated with the distribution businesses.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
FREE CASH FLOW	2013	2012	2013	2012
Net cash provided from operating activities	$183.5	$112.4	$215.2	$160.3
Purchases of property, equipment and software	(113.4)	(64.6)	(336.9)	(171.9)
Proceeds from disposals of property and equipment	0.8	0.6	1.2	1.2
Capital contributions to equity method investment	-	(1.8)	-	(1.8)
Purchase of subsidiary shares from noncontrolling interest	-	-	(8.4)	-
Proceeds from sale of equity method investment	-	-	7.9	-
Dividends paid	(9.6)	(9.5)	(38.3)	(33.7)
Acquisition of business, net of cash acquired	-	-	-	(12.9)

Free cash flow	$61.3	$37.1	$(159.3)	$(58.8)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended		Year Ended
	June 30,		June 30,
NET PENSION EXPENSE PER DILUTED SHARE	2013	2012	2013	2012

Pension plans expense	$14.8	$10.1	$59.5	$38.5
Other postretirement benefits expense	2.3	1.7	9.3	3.6
Net pension expense	17.1	11.8	68.8	42.1
Income tax benefit	(6.0)	(4.4)	(24.1)	(15.9)
Net pension expense, net of tax	$11.1	$7.4	$44.7	$26.2

Net pension expense per diluted share	$0.21	$0.14	$0.84	$0.55

Weighted average diluted common shares	53.5	53.3	53.4	47.8

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense may be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions)

(Unaudited)

OPERATING MARGIN EXCLUDING SURCHARGE AND	Three Months Ended			Year Ended
PENSION EARNINGS, INTEREST AND DEFERRALS	June 30,		March 31,	June 30,
AND SPECIAL ITEMS	2013	2012	2013	2013	2012

Net sales	$611.8	$643.7	$581.4	$2,271.7	$2,028.7
Less: surcharge revenue	115.2	137.0	110.2	432.4	459.1
Consolidated net sales excluding surcharge	$496.6	$506.7	$471.2	$1,839.3	$1,569.6

Operating income	$65.4	$66.5	$53.0	$232.7	$210.1
Pension earnings, interest & deferrals	8.0	4.3	8.0	31.9	15.3
Operating income excluding pension earnings, interest and deferrals	$73.4	$70.8	$61.0	$264.6	$225.4

Special Items
Restructuring related costs	3.3	-	2.0	5.5	-
Inventory reduction initiative costs	-	-	0.9	2.5	-
Latrobe acquisition related costs (from transaction)	-	-	-	-	11.7
	76.7	70.8	63.9	272.6	237.1	(A)
Latrobe acquisition inventory fair value cost adjustments	-	8.7	-	-	11.6

Operating income excluding pension earnings, interest and deferrals and special items	$76.7	$79.5	$63.9	$272.6	$248.7

Operating margin excluding surcharge and pension earnings, interest and deferrals	14.8%	14.0%	12.9%	14.4%	14.4%

Management believes that removing the impacts of raw material surcharges from operating margin provides a more consistent basis for comparing results of operations from period to period. Management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

Management believes that removing the impacts of costs associated with the special items (i.) restructuring related costs, (ii.) an inventory reduction initiative costs aimed at identifying opportunities to reduce inventory levels and improve inventory turnover across the mill operations,  (iii.) Latrobe acquisition related costs (from transaction), and (vi.) Latrobe acquisition inventory fair value cost adjustments are helpful in analyzing the operating performance of the Company, as these costs are expected to be nonrecurring in nature.

(A) For purposes of providing earnings and guidance for fiscal year 2013, the Company excluded $11.6 of Latrobe acquisition inventory fair value adjustments from adjusted operating income for fiscal year 2012.

	Three Months Ended		Year Ended
	June 30,		June 30,
ADJUSTED EARNINGS BEFORE INTEREST, TAXES,	2013	2012	2013	2012
DEPRECIATION AND AMORTIZATION (EBITDA)

Net income	$40.9	$41.0	$146.5	$121.6

Interest expense	6.3	5.4	21.0	23.8
Income tax expense	18.1	21.0	70.3	67.0
Depreciation and amortization	27.0	25.4	104.1	83.8
Other (expense) income, net	0.1	(0.9)	(5.1)	(2.3)
EBITDA	$92.4	$91.9	$336.8	$293.9
Net pension expense	17.1	11.8	68.8	42.1

Adjusted EBITDA	$109.5	$103.7	$405.6	$336.0

Management believes that earnings before interest, taxes, depreciation and amortization adjusted to exclude net pension expense is helpful in analyzing the operating performance of the Company.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
NET SALES BY END USE MARKET	2013	2012	2013	2012

End Use Market Excluding Surcharge:
Aerospace and defense	$227.9	$219.6	$832.5	$668.8
Industrial and consumer	97.3	102.4	366.4	346.7
Energy	81.5	81.6	290.9	246.1
Transportation	27.9	31.0	106.6	104.0
Medical	26.4	34.1	103.7	125.7
Distribution	35.6	38.0	139.2	78.3

Consolidated net sales excluding surcharge	496.6	506.7	1,839.3	$1,569.6

Surcharge revenue	115.2	137.0	432.4	459.1

Consolidated net sales	$611.8	$643.7	$2,271.7	$2,028.7

	Three Months Ended		Year Ended
	June 30,		June 30,
NET SALES BY MAJOR PRODUCT CLASS	2013	2012	2013	2012

Net Sales by Product Class Excluding Surcharge:
Special alloys	$197.0	$188.0	$706.0	$626.2
Stainless steel	143.2	147.2	543.1	512.4
Titanium products	42.4	43.3	155.0	156.6
Powder metals	14.5	16.5	55.9	59.7
Alloy and tool steel	55.2	52.9	210.9	85.7
Distribution and other	44.3	58.8	168.4	129.0

Consolidated net sales excluding surcharge	496.6	$506.7	1,839.3	$1,569.6

Surcharge revenue	115.2	137.0	432.4	459.1

Consolidated net sales	$611.8	$643.7	$2,271.7	$2,028.7